UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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TRUPANION, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 21, 2016
Dear Stockholder:

You are cordially invited to attend the 2016 Annual Meeting of Stockholders of Trupanion, Inc. to be held online on Tuesday, May 31, 2016 at 10:00 a.m. (Pacific Time). The Annual Meeting will be held via a completely virtual webcast. Stockholders will be able to attend the Annual Meeting and vote during the meeting via live webcast at www.virtualshareholdermeeting.com/TRUP.

The Securities and Exchange Commission rules allow companies to furnish proxy materials to stockholders over the Internet. To reduce the costs of printing and distributing proxy materials and our environmental impact, we have elected to take advantage of this allowance. On or about April 21, 2016, we expect to mail to stockholders a Notice of Internet Availability of Proxy Materials (Notice of Internet Availability) containing instructions on how to access our proxy statement for our 2016 Annual Meeting of Stockholders and our 2015 annual report on Form 10-K to stockholders. The Notice of Internet Availability also provides instructions on how to vote through the Internet or by telephone, and includes instructions on how to receive paper copies of the proxy materials by mail, if desired.

The matters to be acted upon at the meeting are described in the accompanying notice of annual meeting and proxy statement.

Your vote is important. Whether or not you plan to attend the meeting in person, please vote on the Internet, or request, sign and return a proxy card to ensure that your shares are represented at the meeting.

Sincerely,
Asher Bearman
General Counsel and Corporate Secretary

TRUPANION, INC.
907 NW Ballard Way
Seattle, Washington 98107

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 31, 2016
To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2016 Annual Meeting of Stockholders of Trupanion, Inc. to be held online on Tuesday, May 31, 2016 at 10:00 a.m. (Pacific Time). The Annual Meeting will be held via a completely virtual webcast. Stockholders will be able to attend the Annual Meeting and vote during the meeting via live webcast at www.virtualshareholdermeeting.com/TRUP.
We are holding the meeting for the following purposes, which are more fully described in the accompanying proxy statement:

1.
To elect three Class II directors, each to serve three-year terms through the third annual meeting of stockholders following this meeting and until a successor has been elected and qualified or until earlier resignation or removal.

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

3.	To approve an amendment to Trupanion’s Restated Certificate of Incorporation to decrease the number of authorized shares of common stock from 200,000,000 to 100,000,000.
In addition, stockholders may be asked to consider and vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.
Only stockholders of record at the close of business on April 11, 2016 are entitled to notice of, and to vote at, the meeting and any adjournments thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at our headquarters.

Your vote as a Trupanion, Inc. stockholder is very important. Each share of stock that you own represents one vote.

For questions regarding your stock ownership, you may contact Trupanion’s Investor Relations, Laura Bainbridge, at (310) 829-5400 or investorrelations@trupanion.com or, if you are a registered holder, our transfer agent, American Stock Transfer & Trust Company, LLC by email through their website at https://www.amstock.com/main/nav_contactUs.asp or by phone at (800) 937-5449. Whether or not you expect to attend the meeting, we encourage you to read the proxy statement and vote through the Internet, or request, sign and return your proxy card as soon as possible, so that your shares may be represented at the meeting. For specific instructions on how to vote your shares, please refer to the section entitled “General Information About the Meeting” beginning on page 1 of the proxy statement and the instructions on the Notice of Internet Availability of Proxy Materials.
By Order of the Board of Directors,
Murray Low
Chairman of the Board of Directors
Seattle, Washington
April 21, 2016

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 31, 2016: the Proxy Statement and our 2015 Annual Report on Form 10-K are available at www.trupanion.com/annual-proxy.

TRUPANION, INC.
PROXY STATEMENT FOR 2016 ANNUAL MEETING OF STOCKHOLDERS
TABLE OF CONTENTS

Page
INFORMATION ABOUT SOLICITATION AND VOTING	1
INTERNET AVAILABILITY OF PROXY MATERIALS	1
GENERAL INFORMATION ABOUT THE MEETING	1
GENERAL PROXY INFORMATION	2
CORPORATE GOVERNANCE STANDARDS AND DIRECTOR INDEPENDENCE	5
PROPOSAL NO. 1 ELECTION OF CLASS II DIRECTORS	10
PROPOSAL NO. 2 RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	15
PROPOSAL NO. 3 APPROVAL OF AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION TO DECREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 200,000,000 TO 100,000,000	17
REPORT OF THE AUDIT COMMITTEE	18
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	19
EXECUTIVE OFFICERS	22
EXECUTIVE COMPENSATION	22
EQUITY COMPENSATION PLAN INFORMATION	30
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	30
ADDITIONAL INFORMATION	32
OTHER MATTERS	33

TRUPANION, INC.
907 NW Ballard Way
Seattle, Washington 98107

PROXY STATEMENT FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS
May 31, 2016
INFORMATION ABOUT SOLICITATION AND VOTING
The accompanying proxy is solicited on behalf of Trupanion, Inc.’s Board of Directors for use at Trupanion’s 2016 Annual Meeting of Stockholders (Annual Meeting) to be held online on Tuesday, May 31, 2016, at 10:00 a.m. (Pacific Time), and any adjournment or postponement thereof. The Annual Meeting will be held via a completely virtual webcast. Stockholders will be able to attend the Annual Meeting and vote during the meeting via live webcast at www.virtualshareholdermeeting.com/TRUP.
INTERNET AVAILABILITY OF PROXY MATERIALS
Under rules adopted by the Securities and Exchange Commission (SEC), we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies to each stockholder. On or about April 21, 2016, we expect to send to our stockholders a Notice of Internet Availability of Proxy Materials (Notice of Internet Availability) containing instructions on how to access our proxy materials, including our proxy statement and our annual report on Form 10-K. The Notice of Internet Availability also provides instructions on how to vote through the Internet or by telephone and includes instructions on how to receive paper copies of the proxy materials by mail or an electronic copy of the proxy materials by email.

This process is designed to reduce our environmental impact and lower the costs of printing and distributing our proxy materials without impacting our stockholders’ timely access to this important information. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability.
GENERAL INFORMATION ABOUT THE MEETING
Purpose of the Meeting
At the meeting, stockholders will act upon the proposals described in this proxy statement. In addition, we will consider any other matters that are properly presented for a vote at the meeting. We are not aware of any other matters to be submitted for consideration at the meeting. If any other matters are properly presented for a vote at the meeting, the persons named in the proxy, who are officers of the company, have the authority in their discretion to vote the shares represented by the proxy.

Record Date; Quorum
Only holders of record of common stock at the close of business on April 11, 2016, the record date, will be entitled to vote at the meeting. At the close of business on April 11, 2016, Trupanion had 28,578,551 shares of common stock outstanding and entitled to vote.

The holders of a majority of the voting power of the shares of stock entitled to vote at the meeting as of the record date must be present or represented by proxy at the meeting in order to hold the meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the meeting if you are present and vote in person at the meeting or if you have properly submitted a proxy.

GENERAL PROXY INFORMATION
Voting Rights; Required Vote
Each holder of shares of common stock is entitled to one vote for each share of common stock held as of the close of business on April 11, 2016, the record date. You may vote all shares owned by you at such date, including (1) shares held directly in your name as the stockholder of record and (2) shares held for you as the beneficial owner in street name through a broker, bank, trustee or other nominee. Dissenters’ rights are not applicable to any of the matters being voted on.

Stockholder of Record: Shares Registered in Your Name. If on April 11, 2016, your shares were registered directly in your name with Trupanion’s transfer agent, American Stock Transfer & Trust Company, LLC, then you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote at the meeting, or vote in advance through the Internet, by telephone, or if you request to receive paper proxy materials by mail, by filling out and returning the proxy card.

Beneficial Owner: Shares Registered in the Name of a Broker or Nominee. If on April 11, 2016, your shares were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your broker on how to vote the shares held in your account, and your broker has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. Because the brokerage firm, bank or other nominee that holds your shares is the stockholder of record, if you wish to attend the meeting and vote your shares you must obtain a valid proxy from the firm that holds your shares giving you the right to vote the shares at the meeting.

Each director will be elected by a plurality of the votes cast at the meeting. This means that the three individuals nominated for election to the Board of Directors at the meeting receiving the highest number of “FOR” votes will be elected. You may either vote “FOR” one, two or all nominees or “WITHHOLD” your vote with respect to one, two or all nominees. You may not cumulate votes in the election of directors. Approval of the ratification of the appointment of our independent registered public accounting firm will be obtained if the holders of a majority of the votes cast at the meeting vote “FOR” the proposal. Approval for the amendment of our Restated Certificate of Incorporation to reduce the number of authorized shares of common stock requires the affirmative vote “FOR” the proposal of at least a majority of the outstanding shares of our common stock.

A proxy submitted by a stockholder may indicate that the shares represented by the proxy are not being voted (stockholder withholding) with respect to a particular matter. In addition, a broker may not be permitted to vote on shares held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock (broker non-vote). The shares subject to a proxy that are not being voted on a particular matter because of either stockholder withholding or broker non-votes will count for purposes of determining the presence of a quorum, but will not be treated as votes cast and, therefore, will have no effect on the election of directors, or the ratification of the appointment of Ernst & Young LLP. Broker non-votes, if any, will have the effect of a vote against the proposal to amend our Restated Certificate of Incorporation to reduce the authorized number of common shares.
Abstentions are voted neither “for” nor “against” a matter, and, therefore, will have no effect on the election of directors, or the ratification of the appointment of Ernst & Young LLP, but are counted in the determination of a quorum. Abstentions will, however, have the same effect as a vote against the proposal to amend our Restated Certificate of Incorporation to reduce the number of authorized shares of common stock.

Recommendations of the Board of Directors on Each of the Proposals Scheduled to be Voted on at the Meeting
The Board of Directors recommends that you vote FOR each of the Class II directors named in this proxy statement (Proposal 1), FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016 (Proposal 2), and FOR the approval of amendment of our Restated Certificate of Incorporation to decrease our authorized number of shares of common stock from 200,000,000 to 100,000,000 (Proposal 3).

Voting Instructions; Voting of Proxies
If you are a stockholder of record, you may:

•	vote in person — we will provide a ballot to stockholders who attend the meeting and wish to vote in person;

•	vote through the Internet — in order to do so, please follow the instructions shown on your Notice of Internet Availability or proxy card;

•	vote by telephone — in order to do so, please follow the instructions shown on your Notice of Internet Availability or proxy card; or

•
vote by mail — if you request or receive a paper proxy card and voting instructions by mail, simply complete, sign and date the proxy card and return it as soon as possible before the meeting in the envelope provided.

Votes submitted through the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on May 30, 2016. Submitting your proxy, whether through the Internet, by telephone, or by mail if you request or received a paper proxy card, will not affect your right to vote in person should you decide to attend the meeting. If you are not the stockholder of record, please refer to the voting instructions provided by your nominee to direct it how to vote your shares. For Proposal 1, you may either vote “FOR” all of the nominees to the Board of Directors, or you may withhold your vote from any nominee you specify. For Proposal 2 and Proposal 3, you may vote “FOR” or “AGAINST” or “ABSTAIN” from voting. Your vote is important. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure that your vote is counted.

All proxies will be voted in accordance with the instructions specified on the proxy card. If you sign a physical proxy card and return it without instructions as to how your shares should be voted on a particular proposal at the meeting, your shares will be voted in accordance with the recommendations of our Board of Directors stated above.

If you received a Notice of Internet Availability, please follow the instructions included on the notice on how to access your proxy card and vote through the Internet or by telephone. If you do not vote and you hold your shares in street name, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” (as described above) and will not be counted in determining the number of shares necessary for approval of the proposals. However, shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the meeting.

If you receive more than one proxy card or Notice of Internet Availability, your shares are registered in more than one name or are registered in different accounts. To make certain all of your shares are voted, please follow the instructions included on the Notice of Internet Availability on how to access each proxy card and vote each proxy card through the Internet. If you requested or received paper proxy materials by mail, please complete, sign and return each proxy card to ensure that all of your shares are voted.

Expenses of Soliciting Proxies
The expenses of soliciting proxies will be paid by Trupanion. Following the original distribution and mailing of the solicitation materials, we or our agents may solicit proxies by mail, email, telephone, facsimile, by other similar means, or in person. Our directors, officers and other employees, without additional compensation, may solicit proxies personally or in writing, by telephone, email or otherwise. Following the original distribution and mailing of the solicitation materials, we will request brokers, custodians, nominees and other record holders to forward copies of those materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, we, upon the request of the record holders, will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials and/or vote through the Internet, you are responsible for any Internet access charges you may incur.

Revocability of Proxies
A stockholder who has given a proxy may revoke it at any time before the closing of the polls by the inspector of elections at the meeting by:

•	delivering to the Corporate Secretary a written notice stating that the proxy is revoked;

•	signing and delivering a proxy bearing a later date;

•	voting again through the Internet; or

•	attending and voting at the meeting (although attendance at the meeting will not, by itself, revoke a proxy).

Please note, however, that if your shares are held of record by a brokerage firm, bank or other nominee and you wish to revoke a proxy, you must contact that firm to revoke or change any prior voting instructions.

Electronic Access to the Proxy Materials
The Notice of Internet Availability will provide you with instructions regarding how to:

•	view our proxy materials for the meeting through the Internet;

•	instruct us to mail paper copies of our future proxy materials to you; and

•	instruct us to send our future proxy materials to you electronically by email.
Choosing to receive your future proxy materials by email will reduce the impact of our annual meetings of stockholders on the environment and lower the costs of printing and distributing our proxy materials. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Voting Results
Voting results will be tabulated and certified by the inspector of elections appointed for the meeting. The preliminary voting results will be announced at the meeting and posted on our investor relations website at investors.trupanion.com. The final results will be tallied by the inspector of elections and filed with the SEC in a current report on Form 8-K within four business days of the meeting.

Implications of being an “emerging growth company.”
We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements. These reduced reporting requirements include reduced disclosure about the company’s executive compensation arrangements and no non-binding advisory votes on executive compensation. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering on July 17, 2014, (b) in which we have total annual gross revenue of at least $1.0 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

CORPORATE GOVERNANCE STANDARDS AND DIRECTOR INDEPENDENCE
We are strongly committed to good corporate governance practices. These practices provide an important framework within which our Board of Directors and management pursue our strategic objectives for the benefit of our stockholders.

Corporate Governance Guidelines
Our Board of Directors has adopted Corporate Governance Guidelines that set forth expectations for directors, director independence standards, board committee structure and functions and other policies for the governance of the company. Our Corporate Governance Guidelines are available without charge on the investor relations section of our website at www.trupanion.com.

Board Composition and Leadership Structure
The positions of Chief Executive Officer and Chairman of our Board of Directors are held by two different individuals (Mr. Rawlings and Dr. Low, respectively). This structure allows our Chief Executive Officer to focus on our day-to-day business while our Chairman leads our Board of Directors in its fundamental role of providing advice to and independent oversight of management. Our Board of Directors believes such separation is appropriate, as it enhances the accountability of the Chief Executive Officer to the Board of Directors and strengthens the independence of the Board of Directors from management.

Board’s Role in Risk Oversight
Our Board of Directors believes that open communication between management and the Board of Directors is essential for effective risk management and oversight. Our Board of Directors meets with our Chief Executive Officer and other members of the senior management team at quarterly Board of Director meetings, where, among other topics, they discuss strategy and risks in the context of reports from the management team and evaluate the risks inherent in significant transactions. While our Board of Directors is ultimately responsible for risk oversight, our Board committees assist the Board of Directors in fulfilling its oversight responsibilities in certain areas of risk. The audit committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures. The compensation committee assists our Board of Directors in assessing risks created by the incentives inherent in our compensation policies. The nominating and corporate governance Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to the management of risk associated with Board membership and corporate governance.

Director Independence
Our common stock is listed on the New York Stock Exchange, or the NYSE. Under the rules of the NYSE, independent directors must comprise a majority of a listed company’s Board of Directors. In addition, the rules of the NYSE require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the rules of the NYSE, a director will only qualify as an “independent director” if, in the opinion of that company’s Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Additionally, compensation committee members must not have a relationship with us that is material to the director’s ability to be independent from management in connection with the duties of a compensation committee member.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the Board of Directors or any other committee of our Board of Directors (i) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or (ii) be an affiliated person of the listed company or any of its subsidiaries. We have determined that we satisfy the audit committee independence requirements of Rule 10A-3.

Our Board of Directors has undertaken a review of the independence of each director and considered whether each director has a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, our Board of Directors determined that Dr. Low, Messrs. Cohen, Doak, Levitan, Lindsley and Novotny and Ms. Ferracone, representing seven of our nine directors, are “independent directors” as defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the NYSE. In making these determinations, our Board of Directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management, including the beneficial ownership of our capital stock by each non-employee director and the transactions involving them described in the section entitled “Transactions with Related Parties, Founders and Control Persons.”

Committees of Our Board of Directors
Our Board of Directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignations or until otherwise determined by the Board of Directors. Copies of the charters for each committee are available without charge on the investor relations section of our website at www.trupanion.com.

Audit Committee. Our audit committee is comprised of Messrs. Cohen, Doak, Lindsley and Novotny. Mr. Novotny is the chair of our audit committee. The composition of our audit committee meets the requirements for independence under the current NYSE and SEC rules and regulations. Each member of our audit committee is financially literate. In addition, our Board of Directors has determined that each member of our audit committee is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act of 1933, as amended. This designation does not impose on him any duties, obligations or liabilities that are greater than are generally imposed on members of our audit committee and our Board of Directors. Our audit committee’s principal functions are to assist our Board of Directors in its oversight of:

•	our accounting and financial reporting processes, including our financial statement audits and the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualifications, independence and performance of our independent auditors; and

•	the preparation of the audit committee report to be included in our annual proxy statement.
Compensation Committee. Our compensation committee is comprised of Messrs. Levitan and Lindsley, Ms. Ferracone and Dr. Low. Ms. Ferracone is the chair of our compensation committee. The composition of our compensation committee meets the requirements for independence under the current NYSE and SEC rules and regulations. Each member of this committee is also an outside director, within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. Our compensation committee’s principal functions are to assist our Board of Directors with respect to compensation matters, including:

•	evaluating, recommending, approving and reviewing executive officer and director compensation arrangements, plans, policies and programs;

•	administering our cash-based and equity-based compensation plans; and

•	making recommendations to our Board of Directors regarding any other Board of Director responsibilities relating to executive compensation.
Nominating and Governance Committee. Our nominating and governance committee is comprised of Messrs. Doak and Levitan, Ms. Ferracone and Dr. Low. Dr. Low is the chair of our nominating and governance committee. Our nominating and governance committee’s principal functions include, among other things:

•	identifying, considering and recommending candidates for membership on our Board of Directors;

•	developing and recommending our corporate governance guidelines and policies;

•	overseeing the process of evaluating the performance of our Board of Directors; and

•	advising our Board of Directors on other corporate governance matters.

Corporate Governance and Ethics Principles
A primary goal of our Board of Directors is to build long-term value for our stockholders. Our Board of Directors has adopted and follows corporate governance practices that it and our senior management believe are sound, promote this purpose and represent best practices, including the establishment of the following:

•	Code of Conduct and Ethics that sets forth our ethical principles and applies to all of our directors, officers and employees, including our Chief Executive Officer and Chief Financial Officer;

•	Corporate Governance Guidelines that set forth our corporate governance principles; and

•	charters for our audit, compensation and nominating and corporate governance committees.
The full text of each of these policies, charters and guidelines is posted on the investor relations section of our website at investors.trupanion.com. We intend to disclose any future amendments or waivers to provisions of our code of business conduct and ethics on our website or in public filings. We also have a number of internal policies and systems, including policies relating to insider trading and related-party transactions and a confidential, anonymous system for employees and others to report concerns about fraud, accounting matters, violations of our policies and other matters.

Compensation Committee Interlocks and Insider Participation
The current members of our compensation committee are Messrs. Levitan and Lindsley, Ms. Ferracone and Dr. Low. No member of the compensation committee was an officer or employee of ours or any of our subsidiaries during the fiscal year ended December 31, 2015. In addition, none of our executive officers currently serves or has served on the Board of Directors or compensation committee of any entity whose executive officers included any of our directors.

Board and Committee Meetings and Attendance
The Board of Directors and its committees meet regularly throughout the year and also hold special meetings and act by written consent from time to time. During 2015, the Board of Directors held five meetings, including telephonic meetings, the audit committee held nine meetings, including telephonic meetings, the compensation committee held thirteen meetings, including telephonic meetings, and the nominating and corporate governance committee held six meetings, including telephonic meetings. During 2015, none of the directors attended fewer than 75% of the aggregate of the total number of meetings held by the Board of Directors during his or her tenure and the total number of meetings held by all committees of the Board of Directors on which such director served during his or her tenure. The independent members of the Board of Directors also meet separately without management directors at least once per year to discuss such matters as the independent directors consider appropriate.

Typically, in conjunction with the regularly scheduled meetings of the board, the independent directors meet in executive sessions outside the presence of management. The Chairman of our Board of Directors, Dr. Low, presides over such executive sessions.

Board Attendance at Annual Stockholders’ Meeting
We invite and encourage each member of our Board of Directors to attend our annual meetings of stockholders. We do not have a formal policy regarding attendance of annual meetings by the members of our Board of Directors. We may consider in the future whether our company should adopt a more formal policy regarding director attendance at our annual meetings. All but one of our directors attended the 2015 Annual Meeting of Stockholders.

Communication with Directors
Stockholders and interested parties who wish to communicate with our Board of Directors, non-management members of our Board of Directors as a group, a committee of the Board of Directors or a specific member of our Board of Directors (including our Chairman) may do so by letters addressed to the attention of our Corporate Secretary, Trupanion, Inc., 907 NW Ballard Way, Seattle, WA 98107.

All communications are reviewed by the Corporate Secretary and provided to the members of the Board of Directors unless such communications are unsolicited items, sales materials and/or other routine items and items unrelated to the duties and responsibilities of the Board of Directors.

Considerations in Evaluating Director Nominees
The nominating and corporate governance committee is responsible for identifying, evaluating and recommending candidates to the Board of Directors for Board membership. A variety of methods are used to identify and evaluate director nominees, with the goal of maintaining and further developing a diverse, experienced and highly qualified Board. Candidates may come to our attention through current members of our Board, professional search firms, stockholders or other persons.

The nominating and corporate governance committee will recommend to the Board of Directors for selection all nominees to be proposed by the Board of Directors for election by the stockholders, including approval or recommendation of a slate of director nominees to be proposed by the Board of Directors for election at each annual meeting of stockholders, and will recommend all director nominees to be appointed by the Board to fill interim director vacancies.

Our Board of Directors encourages selection of directors who will contribute to the Company’s overall corporate goals. The nominating and corporate governance committee may from time to time review and recommend to the Board the desired qualifications, expertise and characteristics of directors, including such factors as business experience, diversity and personal skills in technology, finance, marketing, financial reporting and other areas that are expected to contribute to an effective Board of Directors. Exceptional candidates who do not meet all of these criteria may still be considered. In evaluating potential candidates for the Board of Directors, the nominating and corporate governance committee considers these factors in the light of the specific needs of the Board of Directors at that time.

In addition, under our Corporate Governance Guidelines, a director is expected to spend the time and effort necessary to properly discharge such director’s responsibilities. Accordingly, a director is expected to regularly attend meetings of the Board of Directors and committees on which such director sits, and to review material distributed to the director. Thus, the number of other public company boards and other boards (or comparable governing bodies) on which a prospective nominee is a member, as well as his or her other professional responsibilities, will be considered. Also under our Corporate Governance Guidelines, there are no limits on the number of three-year terms that may be served by a director. However, in connection with evaluating recommendations for nomination for reelection, the nominating and corporate governance committee considers director tenure. We value diversity on a company-wide basis, but have not adopted a specific policy regarding Board diversity.

Stockholder Recommendations for Nominations to the Board of Directors
The nominating and corporate governance committee will consider properly submitted stockholder recommendations for candidates for our Board of Directors who meet the minimum qualifications as described above. The nominating and corporate governance committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. A stockholder of record can nominate a candidate for election to the Board of Directors by complying with the procedures in Article I, Section 1.11 of our Bylaws. Any eligible stockholder who wishes to submit a nomination should review the requirements in the Bylaws on nominations by stockholders. Any nomination should be sent in writing to our Corporate Secretary, Trupanion, Inc., 907 NW Ballard Way, Seattle, WA 98107. Submissions must include the full name of the proposed nominee, complete biographical information, a description of the proposed nominee’s qualifications as a director, other information specified in our Bylaws, and a representation that the nominating stockholder is a beneficial or record holder of our stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. These candidates are evaluated at meetings of the nominating and corporate governance committee, and may be considered at any point during the year. If any materials are provided by a stockholder in connection with the recommendation of a director candidate, such materials are forwarded to the nominating and corporate governance committee.
All proposals of stockholders that are intended to be presented by such stockholder at an annual meeting of Stockholders must be in writing and notice must be delivered to the Corporate Secretary at our principal executive offices not later than the close of business on the 75th day nor earlier than the close of business on the 105th day prior to the first anniversary of the preceding year’s annual meeting. Stockholders are also advised to review our Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

PROPOSAL NO. 1
ELECTION OF CLASS II DIRECTORS
Our Board of Directors is divided into three classes. Each class serves for three years, with the terms of office of the respective classes expiring in successive years. Directors and director nominees in Class II will stand for election at this meeting. The terms of office of directors in Class III and Class I do not expire until the annual meetings of stockholders to be held in 2017 and 2018, respectively. Our nominating and corporate governance committee nominated Messrs. Cohen, Doak, and Rawlings, all incumbent Class II directors, for election as Class II directors at the 2016 annual meeting. At the recommendation of our nominating and corporate governance committee, our Board of Directors proposes that each of the three Class II nominees be elected as a Class II director for a three-year term expiring at the 2019 Annual Meeting of Stockholders and until such director’s successor is duly elected and qualified or until such director’s earlier resignation or removal.

Each director will be elected by a plurality of the votes present in person or represented by proxy at the meeting and entitled to vote on the election of directors. This means that the three individuals nominated for election to the Board of Directors at the meeting receiving the highest number of “FOR” votes will be elected. You may either vote “FOR” one, two or all nominees or “WITHHOLD” your vote with respect to one, two or all nominees. Shares represented by proxies will be voted “FOR” the election of each of the three Class II nominees, unless the proxy is marked to withhold authority to so vote. You may not cumulate votes in the election of directors. If any nominee for any reason is unable to serve the proxies may be voted for such substitute nominee as the proxy holders, who are officers of our company, might determine. Each nominee has consented to being named in this proxy statement and to serve if elected. Proxies may not be voted for more than three directors.

Nominees to the Board of Directors
The nominees, and their ages, occupations and length of board service are provided in the table below. Additional biographical descriptions of each nominee are set forth in the text below the table. These descriptions include the primary individual experience, qualifications, qualities and skills of each of our nominees that led to the conclusion that each director should serve as a member of our Board of Directors at this time.

Name of Director/Nominee	Age	Principal Occupation	Director Since
Chad Cohen (1)	41	Chief Financial Officer, Adaptive Biotechnologies Corporation	December 2015
Michael Doak (1) (2)	40	President, RenaissanceRe Ventures U.S. LLC; and Senior Vice President, RenaissanceRe Ventures Ltd.	February 2014
Darryl Rawlings	46	President and Chief Executive Officer, Trupanion, Inc.	January 2000

(1)	Member of the audit committee

(2)	Member of the nominating and corporate governance committee

Chad Cohen has served as a member of our Board of Directors since December 2015. Since August 2015, Mr. Cohen has served as the Chief Financial Officer of Adaptive Biotechnologies Corporation,  an immunosequencing company. Prior to that, Mr. Cohen served as the Chief Financial Officer of Zillow Group, Inc., an online real estate marketplace company, from March 2011 to August 2015. Mr. Cohen also served as Vice President of Finance at Zillow from September 2010 to March 2011 and as the Controller at Zillow from June 2006 to September 2010. Mr. Cohen previously worked for Ticketmaster Entertainment, Ernst & Young and Novellus Systems. Mr. Cohen has served on the Board of Directors of several private companies, including his current company. Mr. Cohen holds a B.S. from Boston University and is a Certified Public Accountant in the State of California (inactive). Mr. Cohen was chosen to serve on our Board of Directors based on his deep financial knowledge and significant public company CFO experience.

Michael Doak has served as a member of our Board of Directors since February 2014. Mr. Doak has served in various leadership roles at entities affiliated with RenaissanceRe Holdings Ltd., a global provider of reinsurance and insurance services, since June 2010, most recently as President of RenaissanceRe Ventures U.S. LLC and Senior Vice President of RenaissanceRe Ventures Ltd and formerly, as a Director of DaVinci Reinsurance Ltd. Prior to that, he served as an investment banker in the Financial Institutions Group at Morgan Stanley & Co. LLC, an investment bank, from September 2005 to May 2010. Mr. Doak holds a J.D. from the University of Pennsylvania Law School and a B.A. from the University of Virginia. Mr. Doak was chosen to serve on our Board of Directors based on his experience advising insurance and high-growth companies and his financial and investment expertise.

Darryl Rawlings is our founder and has served as our Chief Executive Officer and President and as a member of our Board of Directors since January 2000. Previously, Mr. Rawlings was a founder of the Canadian Cigar Company. Mr. Rawlings holds a Diploma of Marketing Management from the British Columbia Institute of Technology. Mr. Rawlings was chosen to serve on our Board of Directors based on his experience founding high-growth companies and his experience and familiarity with our business as its Chief Executive Officer since inception.

Continuing Directors
The directors who are serving for terms that end following the meeting, and their ages, occupations and length of board service are provided in the table below. Additional biographical descriptions of each such director are set forth in the text below the table. These descriptions include the primary individual experience, qualifications, qualities and skills of each of our nominees that led to the conclusion that each director should serve as a member of our Board of Directors at this time.

Name of Director	Age	Principal Occupation	Director Since
Class I Directors:
Robin Ferracone (1) (2)	62	Founder and Chief Executive Officer, Farient Advisors LLC	December 2014
H. Hays Lindsley (1) (3)	57	Member of Investment Team, Petrus Asset Management Company	February 2013
Glenn Novotny (3)	69	Founder and Owner, Glennhawk Vineyards and Emerald Pet Products	February 2013
Class III Directors:
Dan Levitan (1) (2)	58	Managing Member, Maveron LLC	April 2007
Murray Low (1) (2)	63	Professor, Columbia Business School	April 2006
Howard Rubin	63	Consultant, Trupanion, Inc.	March 2010

(1)	Member of the compensation committee

(2)	Member of the nominating and corporate governance committee

(3)	Member of the audit committee

Robin Ferracone has served as a member of our Board of Directors since December 2014. Since April 2007, Ms. Ferracone has served as the Chief Executive Officer of Farient Advisors, a performance advisory and strategic compensation firm. Previously, she was at Marsh & McLennan Companies, Inc., a global professional services firm in the areas of risk, strategy and human capital. Ms. Ferracone is also on the Board of Directors of a private company and is the trustee of several mutual funds. Ms. Ferracone holds an M.B.A. from Harvard Business School and a B.A. from Duke University. Ms. Ferracone was chosen to serve on our Board of Directors due to her extensive expertise in corporate governance and executive compensation strategy.

H. Hays Lindsley has served as a member of our Board of Directors since February 2013. Mr. Lindsley currently oversees private investments at Petrus Asset Management Company, an investment firm, where he has served in various roles relating to private investments since 1994. Mr. Lindsley has also served as Chairman and Chief Executive Officer of Higginbotham Bartlett of New Mexico, a lumber company, since September 2009. Previously, Mr. Lindsley served in various roles at Hillwood Development Company, LLC, a real estate development company, and was a tax lawyer at Jenkens & Gilchrist, LLP. Mr. Lindsley holds a J.D. and an M.B.A. from the University of Texas at Austin and a B.S. from Vanderbilt University. Mr. Lindsley was chosen to serve on our Board of Directors based on his extensive experience in business investments, finance and operations.

Glenn Novotny has served as a member of our Board of Directors since February 2013. Mr. Novotny is the founder and owner of Glennhawk Vineyards, a vineyard and winery, and Emerald Pet Products, an online wholesale distributer of treats for pets. Mr. Novotny also serves as the Managing Director of Glennmont, LLC and GMMR, LLC, both of which are real estate development organizations. Mr. Novotny was formerly the Operating Partner at Telegraph Hill Partners, a private equity firm investing in life science and healthcare companies, from 2008 to 2015. Prior to that, Mr. Novotny held key management positions, including, Chief Executive Officer and board member of Central Garden & Pet Company, a lawn and garden and pet supplies company, from 1990 to 2007. Mr. Novotny served in a number of operating, strategic planning, sales and executive management roles with Weyerhaeuser Company from 1970 to 1990. Mr. Novotny also serves on the Board of Directors of several private companies. Mr. Novotny completed the Executive Management Program at the Harvard Business School Program and holds a B.A. from Chadron State College. Mr. Novotny was chosen to serve on our Board of Directors based upon his significant experience in operations of high-growth companies, his knowledge of and experience in the pet industry, and his extensive experience serving on various boards of directors.

Dan Levitan has served as a member of our Board of Directors since April 2007. In 1998, Mr. Levitan co-founded Maveron LLC, a venture capital firm that invests in consumer companies. From 1983 to 1997, Mr. Levitan was employed by Wertheim Schroder & Co., an investment banking firm acquired by Salomon Smith Barney Inc. in 2000, most recently serving as a managing director. Mr. Levitan also currently serves on the boards of directors of Potbelly Corp., a national quick-service restaurant chain, and numerous private companies and non-profit organizations. In addition, Mr. Levitan is also on the advisory board of the Arthur Rock Center for Entrepreneurship at Harvard Business School and the board of trustees of Seattle Children’s Hospital Foundation. Mr. Levitan holds an M.B.A. from Harvard Business School and a B.A. from Duke University. Mr. Levitan was chosen to serve on our Board of Directors due to his extensive experience with a wide range of consumer companies and the venture capital industry and his operational and financial expertise.

Murray Low is currently the Chairman of our Board of Directors and has served as a member of our Board of Directors since April 2006. In addition, Dr. Low served as our Secretary and Treasurer from April 2006 to June 2006. Dr. Low has been a professor at Columbia Business School since 1990 and was the Founding Director of the Eugene M. Lang Center for Entrepreneurship at Columbia Business School from July 2000 to September 2013. Since July 2015, Dr. Low has been the Professor of Executive Education at Columbia Business School. From September 2013 to July 2015, Dr. Low was the Director of Entrepreneurship Education at Columbia Business School.  Since 1997, Dr. Low has also served as President of Low & Associates. Dr. Low holds a Ph.D. from the University of Pennsylvania, and an M.B.A. and a B.A. from Simon Fraser University. Dr. Low was chosen to serve on our Board of Directors due to his expertise in the areas of entrepreneurship and strategic management and his deep knowledge of our business.

Howard Rubin has served as a member of our Board of Directors since March 2010. Mr. Rubin currently serves on the Dean’s Advisory Board for the College of Veterinary Medicine at Western University of Health Sciences, the Chief Executive Officer Advisory Committee of the Western Veterinary Conference and the American Veterinary Medical Association Insurance Trust Governance Task Force. Mr. Rubin previously served as our Chief Operating Officer from March 2010 to May 2014, and as our Secretary from July 2012 to August 2013. Mr. Rubin founded and served as Chief Executive Officer at BrightHeart Veterinary Centers, a company operating specialty and emergency veterinary hospitals, from November 2007 to October 2009 and as the Chief Executive Officer of the National Commission on Veterinary Economic Issues, a non-profit association supporting the animal health and veterinary industry, from January 2001 to October 2007. Previously, he served as the Chief Executive Officer of Cardiopet, Inc. and as a Divisional Vice President of IDEXX Laboratories, Inc. Mr. Rubin also founded the Veterinary Referral Centre, a comprehensive, multi-specialty veterinary hospital. Mr. Rubin holds an M.B.A. from Washington University in St. Louis’ Olin Business School and a B.A. from Ohio Wesleyan University. Mr. Rubin was chosen to serve on our Board of Directors based on his extensive experience in the veterinary care and animal health industries.

There are no familial relationships among our directors and officers.

Non-Employee Director Compensation
The following table presents the total compensation for each person who served as a non-employee member of our Board of Directors in the year ended December 31, 2015. Other than as set forth in the table, in the year ended December 31, 2015, we did not pay any fees to, make any equity awards or non-equity awards to, or pay any other compensation to the non-employee members of our Board of Directors, with the exception of reimbursement of expenses related to attendance at quarterly Board meetings. Mr. Rawlings, our Chief Executive Officer, received no compensation for his service as a director in the year ended December 31, 2015. The compensation provided to Mr. Rawlings is discussed in the section entitled “Executive Compensation.”

Name (1)	Option Awards ($)(2)	All Other Compensation ($)	Total
Dr. Peter R. Beaumont (3)	$50,000	$108,000	$158,000
Robin Ferracone	$80,000 (4)	$—	$80,000
Howard Rubin	$—	$304,500 (5)	$304,500

(1)
Chad Cohen, Michael Doak, Dan Levitan, H. Hays Lindsley, Murray Low and Glenn Novotny also served as non-employee members of our Board of Directors in 2015. None of these directors were paid any compensation during 2015, nor did they hold any outstanding options to purchase shares of our common stock as of December 31, 2015, except for Dr. Low, who held options to purchase 8,750 shares of common stock at an exercise price of $4.05 per share, and Mr. Novotny, who held options to purchase 50,000 shares of common stock at an exercise price of $1.04 per share.

(2)
The amounts reported in this column represent the aggregate grant date fair value of the stock options granted to our directors during the year ended December 31, 2015, as computed in accordance with Accounting Standards Codification Topic 718. The assumptions used in calculating the aggregate grant date fair value of the stock options reported in this column are set forth in Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. The amounts reported in this column reflect the accounting cost for these stock options, and do not correspond to the actual economic value that may be received by our directors from the stock options.

(3)
Dr. Beaumont resigned as a director in December 2015. Amounts represent compensation paid to Dr. Beaumont for consulting services, which compensation consisted of $108,000 in cash and stock options to purchase 15,441 shares of common stock at an exercise price of $7.44 per share. As of December 31, 2015, Dr. Beaumont held outstanding options to purchase 56,303 shares of common stock at an exercise price of $1.04 per share and 15,441 shares of common stock at an exercise price of $7.44 per share.

(4)
In February 2015, in connection with her December 2014 appointment to the Board of Directors, Ms. Ferracone was granted an option to purchase 23,360 shares of common stock at an exercise of $7.73 per share. All of such stock options remained outstanding as of December 31, 2015.

(5)	Amount represents compensation paid to Mr. Rubin for certain services unrelated to his service as a director, including attending animal health industry events on our behalf.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ELECTION OF EACH OF THE THREE NOMINATED CLASS II DIRECTORS.

PROPOSAL NO. 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has selected Ernst & Young LLP as our principal independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending December 31, 2016. Ernst & Young LLP audited our financial statements for the fiscal years ended December 31, 2015 and 2014. We expect that representatives of Ernst & Young LLP will be present at the annual meeting, will be able to make a statement if they so desire and will be available to respond to appropriate questions.

At the Annual Meeting, the stockholders are being asked to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016. Our audit committee is submitting the selection of Ernst & Young LLP to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. If this proposal does not receive the affirmative approval of a majority of the votes cast on the proposal, the audit committee would reconsider the appointment. Notwithstanding its selection and even if our stockholders ratify the selection, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in our best interests and the interests of our stockholders.

The following table presents fees for professional audit services for the fiscal years ended December 31, 2015 and 2014, by Ernst & Young LLP.

Principal Accountant Fees and Services

	Fiscal Year 2015	Fiscal Year 2014
Audit fees (1)	$431,500	$1,373,000
Audit related fees (2)	—	—
Tax fees (3)	25,500	—
All other fees (4)	1,995	2,000
Total fees	$458,995	$1,375,000

(1)
Audit fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, the review of our quarterly consolidated financial statements, and audit services that are normally provided by independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years, such as statutory audits. The audit fees also include fees for professional services provided in connection with our initial public offering, incurred during the fiscal year ended December 31, 2014, including comfort letters, consents and review of documents filed with the SEC.

(2)	Audit-related fees include fees billed for assurance and related services reasonably related to the performance of the audit.

(3)	Tax fees include fees for tax compliance and advice.

(4)	All other fees consist of fees for access to online accounting and tax research software.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our audit committee generally pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. Our audit committee may also pre-approve particular services on a case-by-case basis. All of the services relating to the fees described in the table above were pre-approved by our audit committee.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 2

PROPOSAL NO. 3
APPROVAL OF AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION TO DECREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 200,000,000 TO 100,000,000
The Board of Directors has unanimously approved, subject to stockholder approval, a proposal to amend our Restated Certificate of Incorporation to reduce the number of our authorized shares of common stock from 200,000,000 to 100,000,000. No other changes will be made to the other provisions of our Restated Certificate of Incorporation.

Current Structure
As of April 1, 2016, we had 200,000,000 authorized shares of common stock, of which 28,577,926 shares were issued and outstanding, and 10,000,000 authorized shares of preferred stock, of which no shares were issued and outstanding. Of the remaining 171,422,074 authorized shares of common stock, 620,979 shares are held as treasury shares, 8,926,325 shares are either subject to outstanding awards or reserved for future issuance under our 2014 Equity Incentive Plan, 869,999 shares are subject to outstanding warrants to purchase shares of common stock and 2,574,690 shares are reserved for issuance under our 2014 Employee Stock Purchase Plan, resulting in an aggregate of 159,051,060 shares of our authorized common stock remaining available for future issuance.

Purpose of the Amendment and Restatement
Our Board’s primary reason for approving an amendment to our Restated Certificate of Incorporation and reduce our authorized capital stock is to reduce the amount of our annual franchise tax in the State of Delaware, while still maintaining a sufficient number of authorized shares to permit us to act promptly with respect to future financings, acquisitions, additional issuances and for other corporate purposes. Each year, we are required to make franchise tax payments to the State of Delaware in an amount determined, in part, by the total number of shares of stock we are authorized to issue. Therefore, the amount of this tax will be decreased if we reduce the number of authorized shares of our common stock (unless before and after such reduction, we are subject to the maximum tax amount). While the exact amount of such cost savings will depend on a number of factors, and could change year to year, we estimate the amount of tax savings to be approximately $85,000 in 2017 based on the current Delaware law.

Effects of the Amendment and Restatement
If the proposed amendment to our Restated Certificate of Incorporation is approved, the number of our authorized shares of common stock will be reduced from 200,000,000 to 100,000,000. The number of our authorized shares of preferred stock will remain unchanged, with an authorized amount of 10,000,000 shares of preferred stock. The amendment will not change the par value of the shares of our common stock, affect the number of shares of our common stock that are outstanding, or affect the legal rights or privileges of holders of existing shares of common stock. The reduction will not have any effect on any outstanding equity incentive awards to purchase our common stock.

The proposed decrease in the number of authorized shares of common stock could have adverse effects on us. Our Board will have less flexibility to issue shares of common stock without stockholder approval, including in connection with a potential merger or acquisition, stock dividend or follow on offering. In the event that our Board determines that it would be in our best interest to issue a number of shares of common stock or preferred stock in excess of the number of then-authorized but unissued and unreserved shares, we would be required to seek the approval of our stockholders to increase the number of shares of authorized common stock, as applicable, which may increase our expenses. If we are not able to obtain the approval of our stockholders for such an increase in a timely fashion, we may be unable to take advantage of opportunities that might otherwise be advantageous to us and our stockholders. However, our Board has determined that these potential risks are outweighed by the anticipated benefits of reducing our Delaware franchise tax obligations.

This description of the effects of the proposed amendment to our Restated Certificate of Incorporation is a summary and is qualified by the full text of the proposed Certificate of Amendment to our Restated Certificate of Incorporation, which is attached to this Proxy Statement as Appendix A, with additions indicated by underlined text and deletions indicated by strikethrough text.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 3

REPORT OF THE AUDIT COMMITTEE
The information contained in the following report of the audit committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by us under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that we specifically incorporate it by reference.

The audit committee has reviewed and discussed with our management and Ernst & Young LLP our audited consolidated financial statements as of and for the year ended December 31, 2015. The audit committee has also discussed with Ernst & Young LLP the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16, Communications with Audit Committees.

The audit committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by PCAOB Rule No. 3526 regarding the independent accountant’s independence, and has discussed with Ernst & Young LLP its independence.

Based on the review and discussions referred to above, the audit committee recommended to our Board of Directors that the audited consolidated financial statements as of and for the year ended December 31, 2015 be included in our annual report on Form 10-K for the year ended December 31, 2015 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee
Glenn Novotny, Chair
Chad Cohen
Michael Doak
H. Hays Lindsley

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 1, 2016, by:

•	each stockholder known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our directors or director nominees;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.
Percentage ownership of our common stock is based on 28,577,926 shares of our common stock outstanding on April 1, 2016. We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. We have deemed all shares of common stock subject to options, restricted stock units (RSUs) or other convertible securities held by that person or entity that are currently exercisable or releasable or that will become exercisable or releasable within 60 days of April 1, 2016 to be outstanding and to be beneficially owned by the person or entity holding the option for the purpose of computing the percentage ownership of that person or entity but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person or entity.

Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Trupanion, Inc., 907 NW Ballard Way, Seattle, Washington 98107.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage

5% or greater stockholders:
Entities affiliated with Maveron (1)	6,553,586	22.9%
Entities affiliated with Highland Consumer Fund (2)	3,096,427	10.8%
RenaissanceRe Ventures Ltd. (3)	2,755,000	9.6%
Capital World Investors (4)	2,257,500	7.9%
Wasatch Advisors, Inc. (5)	1,941,984	6.8%
Directors and Named Executive Officers:
Darryl Rawlings (6)	2,448,366	8.3%
Michael Banks (7)	274,923	*
Timothy Graff (8)	76,801	*
Chad Cohen (9)	5,120	*
Michael Doak (10)	5,120	*
Robin Ferracone (11)	57,269	*
Dan Levitan (1) (12)	6,558,706	23.0%
H. Hays Lindsley (13)	71,790	*
Murray Low (14)	260,683	*
Glenn Novotny (15)	128,976	*
Howard Rubin (16)	790,639	2.7%

All officers and directors as a group (13 persons) (17)	10,790,758	37.4%

* Represents beneficial ownership of less than 1% of our outstanding shares of common stock.

(1)
Based solely on the Schedule 13G filed by Maveron Equity Partners III, L.P. (Maveron Equity) on February 12, 2016. Consists of (i) 5,556,046 shares held by Maveron Equity, (ii) 235,731 shares held by Maveron III Entrepreneurs’ Fund, L.P. (Maveron Entrepreneurs) and (iii) 761,809 shares held by MEP Associates III, L.P. (together with Maveron Equity and Maveron Entrepreneurs, the Maveron Entities). Maveron General Partner III LLC (Maveron LLC) is the general partner of each of the Maveron Entities. Dan Levitan, a member of our Board of Directors, Clayton Lewis, Peter McCormick and Jason Stoffer are the managing members of Maveron LLC and, as such, share voting and dispositive power over the shares held by the Maveron Entities. The principal business address of each of the Maveron Entities is 411 First Avenue South, Suite 600, Seattle, Washington 98104.

(2)
Based on the Schedule 13G filed by Highland Consumer GP GP LLC (HC LLC) on February 16, 2016. Consists of (i) 2,438,064 shares and 48,176 shares underlying warrants to purchase common stock that are exercisable within 60 days of April 1, 2016 are held by Highland Consumer Fund I Limited Partnership (Highland Consumer I), (ii) 520,175 shares and 10,278 shares underlying warrants to purchase common stock that are exercisable within 60 days of April 1, 2016 are held by Highland Consumer Fund 1-B Limited Partnership (Highland Consumer 1B) and (iii) 78,189 shares and 1,545 shares underlying warrants to purchase common stock that are exercisable within 60 days of April 1, 2016 are held by Highland Consumer Entrepreneurs’ Fund I, Limited Partnership (together with Highland Consumer I and Highland Consumer 1B, the Highland Entities). Highland Consumer GP Limited Partnership (HC LP) is the general partner of each of the Highland Entities. HC LLC is the general partner of HC LP. Peter Cornetta, Daniel Nova and Thomas Stemberg are the managers of HC LLC. Each of HC LP and HC LLC, as the general partner of the general partner of the Highland Entities, respectively, is deemed to have beneficial ownership of the shares held by the Highland Entities. Voting and investment decisions of HC LLC are made by the managers of HC LLC. The principal business address for the Highland Consumer Entities is One Broadway, 16th Floor, Cambridge, Massachusetts 02142.

(3)
Based solely on the Schedule 13G filed by RenaissanceRe Ventures Ltd. (Ventures) on February 5, 2016. Consists of 2,755,000 shares. Ventures is a wholly owned subsidiary of Renaissance Other Investments Holdings II Ltd. (Holdings), which in turn is a wholly owned subsidiary of RenaissanceRe Holdings Ltd. (RenaissanceRe). By virtue of these relationships, RenaissanceRe and Holdings may be deemed to have voting and dispositive power over the shares held by Ventures. The principal business address of RenaissanceRe is Renaissance House, 12 Crow Lane, Pembroke HM19, Bermuda.

(4)
Based solely on the Schedule 13G filed by Capital World Investors on February 16, 2016. Consists of 2,257,500 shares over which Capital World Investors has sole voting and dispositive power. Capital World Investors is a division of Capital Research and Management Company. The principal business address of Capital World Investors is 333 South Hope Street, Los Angeles, California 90071.

(5)
Based solely on the Schedule 13G filed by Wasatch Advisors, Inc. on February 16, 2016. Consists of 1,941,984 shares over which Wasatch Advisors, Inc. has sole voting and dispositive power. The principal business address of Wasatch Advisors, Inc. is 505 Wakara Way, Salt Lake City, Utah 84108.

(6)
Consists of (i) 1,594,095 shares held by Mr. Rawlings, of which 467,508 are shares of unvested restricted stock subject to our right of repurchase and (ii) 854,271 shares underlying options to purchase common stock that are exercisable within 60 days of April 1, 2016. Mr. Rawlings holdings exclude 120,481 shares held by Rawlings GST Trust dated March 1, 2012, of which Murray Low, a member of our Board of Directors, is the trustee and the Rawlings GST Exempt Trust FBO and Rawlings GST Non-Exempt Trust FBO are the beneficiaries, of which Mr. Rawlings’ children are beneficiaries.

(7)	Consists of (i) 6,175 shares held by Mr. Banks and (ii) 268,748 shares underlying options to purchase common stock that are exercisable within 60 days of April 1, 2016.

(8)	Consists of (i) 33,053 shares held by Mr. Graff and (ii) 43,748 shares underlying options to purchase common stock that are exercisable within 60 days of April 1, 2016.

(9)	Consists of 5,120 shares underlying options to purchase common stock that are exercisable within 60 days of April 1, 2016 held by Mr. Cohen.

(10)	Consists of 5,120 shares underlying options to purchase common stock that are exercisable within 60 days of April 1, 2016 held by Mr. Doak.

(11)
Consists of (i) 28,106 shares held by Robin A. Ferracone TTEE of the Robin A. Ferracone Living Trust dtd 6/3/2002 and (ii) 29,163 shares underlying options to purchase common stock that are exercisable within 60 days of April 1, 2016 held by Ms. Ferracone.

(12)	Consists of 5,120 shares underlying options to purchase common stock that are exercisable within 60 days of April 1, 2016 held by Mr. Levitan.

(13)
Consists of (i) 66,670 shares held by Lindsley Partners, L.P. (Lindsley Partners) and (ii) 5,120 shares underlying options to purchase common stock that are exercisable within 60 days of April 1, 2016 held by Mr. Lindsley. The HHL09 Trust is the sole member of Zoida LLC, which is the general partner of Lindsley Partners. H. Hays Lindsley, a member of our Board of Directors, is the sole trustee of the HHL09 Trust and, as such, holds sole voting and investment power over the shares.

(14)
Consists of (i) 178,630 shares and 14,553 shares underlying options to purchase common stock that are exercisable within 60 days of April 1, 2016 held by Mr. Low and (ii) 67,500 shares held by Murray R. Low ROTH IRA #90GK49015.

(15)
Consists of (i) 5,000 shares and 56,144 shares underlying options to purchase common stock that are exercisable within 60 days of April 1, 2016 held by Mr. Novotny, (ii) 3,004 shares held by Glenn and Linda Novotny 1996 Living Trust, of which Mr. and Mrs. Novotny are beneficiaries and (iii) 64,828 shares held by Linda K. Novotny Irrevocable Trust dated December 27, 2012, of which Scott Kerr is trustee and Christina Kerr, Teresa Novotny-Micheal, Angela Ovalle and Glenn Novotny are beneficiaries.

(16)	Consists of 790,639 shares underlying options to purchase common stock that are exercisable within 60 days of April 1, 2016 held by Mr. Rubin.

(17)
Consists of (i) 8,601,347 shares held by our directors and executive officers as a group and (ii) 2,189,411 shares underlying options to purchase common stock that are exercisable within 60 days of April 1, 2016 held by our directors and executive officers as a group.

EXECUTIVE OFFICERS
Our executive officers and their respective ages and positions as of April 21, 2016, are as follows:

NAME	AGE	POSITION
Executive Officers
Darryl Rawlings	47	Chief Executive Officer, President and Director
Michael Banks	56	Chief Financial Officer
Tim Graff	54	President of American Pet Insurance Company
Ian Moffat	40	Chief Operating Officer
Margaret Tooth	37	Chief Marketing Officer

Darryl Rawlings is our founder and has served as our Chief Executive Officer and President and as a member of our Board of Directors since January 2000. Previously, Mr. Rawlings was a founder of the Canadian Cigar Company. Mr. Rawlings holds a Diploma of Marketing Management from the British Columbia Institute of Technology. Mr. Rawlings was chosen to serve on our Board of Directors based on his experience founding high-growth companies and his experience and familiarity with our business as its Chief Executive Officer since inception.

Michael Banks has served as our Chief Financial Officer since June 2012. Previously, Mr. Banks served as the Chief Financial Officer at Penn Millers Holding Corporation, a provider of property casualty insurance, from August 2002 to May 2012. Prior to that, Mr. Banks served as the Vice President, Treasurer and Comptroller at Atlantic Mutual Insurance Company, Inc. and as the Vice President and Assistant Controller at AMBAC Indemnity Corporation. Mr. Banks holds a B.S. from the University of Delaware.

Tim Graff has served as the President of American Pet Insurance Company (APIC), our insurance company subsidiary, since October 2012. Previously, Mr. Graff served as Senior Vice President at QBE North America, a division of the QBE Insurance Group Ltd., an insurance company, from March 2011 to May 2012. Prior to that, Mr. Graff served in various leadership roles, including most recently as Senior Vice President, at U.S. subsidiaries of RenaissanceRe Holdings Ltd., a global catastrophe reinsurer, from December 2003 to March 2011.

Ian Moffat has served as our Chief Operating Officer since November 2015. Prior his current appointment, Mr. Moffat served as our Senior Vice President and Vice President of Operations, from October 2012 to November 2015. Previously, Mr. Moffat served as the Head of Operations and in various other roles at Allianz Insurance plc, from June 1997 to August 2012.

Margaret Tooth has served as our Chief Marketing Officer since November 2015. Prior to her current appointment, Ms. Tooth served as Head of Marketing, from June 2014 to November 2015, and as our Vice President of Digital Marketing, from October 2013 to June 2014. Previously, Ms. Tooth held various positions at Allianz Insurance plc, including Acting Head of Marketing, in 2011, and as the E-commerce and Brand Manager, from 2009 to 2013. Prior to that, Ms. Tooth has also held senior marketing roles within business to business and direct to consumer brand functions in the United Kingdom.

Our executive officers are appointed by, and serve at the discretion of, our Board of Directors. There are no family relationships among any of our directors or executive officers.
EXECUTIVE COMPENSATION
The following tables and accompanying narrative disclosure set forth information about the compensation provided to our Chief Executive Officer, Chief Financial Officer, and President of American Pet Insurance Company during the fiscal year ended December 31, 2015. We refer to these individuals in this section as our “named executive officers.”

Summary Compensation Table
The following table provides information regarding all compensation awarded to, earned by or paid to our named executive officers for all services rendered in all capacities to us during 2015 and 2014.

Name and principal position	Year	Salary	Option Awards (1)	Stock Awards (1)	Non-equity incentive plan compensation	Total
		($)	($)	($)	($)	($)

Darryl Rawlings	2015	300,000	—	—	252,825	552,825
Chief Executive Officer	2014	300,000	—	—	182,550	482,550

Michael Banks	2015	275,000	90,048	—	112,212	477,260
Chief Financial Officer	2014	275,000	—	—	84,627	359,627

Timothy Graff	2015	240,000	112,560	—	66,516	419,076
President of American Pet Insurance Company	2014	72,355(2)	556,000	17,315(3)	—	645,670

(1)
The amounts reported in this column represent the aggregate grant date fair value of the stock options and restricted stock granted to our named executive officers during the years ended December 31, 2015 and 2014, as computed in accordance with Accounting Standards Codification Topic 718. The assumptions used in calculating the aggregate grant date fair value of the stock options and restricted stock reported in this column are set forth in Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. The amounts reported in this column reflect the accounting cost for these stock options and restricted stock, and do not correspond to the actual economic value that may be received by our named executive officers from the stock options and restricted stock.

(2)	Mr. Graff's full-time employment commenced on August 1, 2014.

(3)	Mr. Graff was granted 2,385 shares of fully-vested restricted stock under the 2014 Plan in lieu of a cash bonus for 2014.

2015 Non-Equity Incentive Plan Awards
Annual bonuses for our named executive officers were based on the achievement of quarterly corporate performance objectives, which in 2015 included measures related to business and financial growth, employee and member experience, brand, investor relations and efficiency. The annual bonus awarded to Messrs. Banks and Graff were also based on individual performance objectives. In February 2016, based on the achievement of these quarterly corporate performance and individual objectives, our Chief Executive Officer, except with respect to his own compensation, and our compensation committee determined that approximately 84.28%, 81.61% and 69.29% of Messrs. Rawlings’, Banks’ and Graff’s target bonuses, respectively, should be awarded. For 2015, Messrs. Rawlings, Banks and Graff had target bonuses at 100% achievement equal to 100%, 50% and 40% of their annual base salaries. Accordingly, Messrs. Rawlings, Banks and Graff were awarded the annual bonuses reflected in the table above.

2015 Equity Awards
Equity awards are granted to our executive officers at the discretion of our compensation committee. In 2015, our Board of Directors and compensation committee determined not to grant any equity awards to Mr. Rawlings due to his prior equity grants, which continued to vest throughout 2015. In July 2015, our compensation committee granted Messrs. Banks and Graff stock options to acquire 19,200 and 24,000 shares of our common stock, respectively, in connection with the continuation of their employment with us.

Outstanding Equity Awards at December 31, 2015
The following table presents, for each of our named executive officers, information regarding outstanding stock options and other equity awards held as of December 31, 2015.

NAME	GRANT DATE (1)		NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS EXERCISABLE (#)	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS UNEXERCISABLE (#)	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)(2)
Darryl Rawlings	12/4/2008	(3)	544,592	—	$0.90	12/4/2018	—	—
	9/23/2011	(4)	309,679	—	$1.04	9/23/2021	—	—
	8/2/2013	(5)	—	—	—	—	467,508	$4,562,878
Michael Banks	6/21/2012	(6)	175,000	25,000	$4.05	6/21/2022	—	—
	8/2/2013	(7)	62,500	37,500	$4.77	8/2/2023	—	—
	7/24/2015	(8)	—	19,200	$7.78	7/24/2025	—	—
Timothy Graff	8/1/2014	(9)	33,333	66,667	$9.90	8/1/2024	—	—
	7/24/2015	(10)	—	24,000	$7.78	7/24/2025	—	—

(1)
All of the outstanding equity awards were granted under our 2007 Equity Compensation Plan except for the award granted to Mr. Graff on August 1, 2014 and the awards granted in 2015, which were granted under our 2014 Equity Incentive Plan.

(2)	Calculated based on the closing stock price reported on the New York Stock Exchange on December 31, 2015 of $9.76 per share.

(3)	Twenty-five percent of the shares underlying this option vested on April 25, 2008 and approximately 2% vested monthly thereafter.

(4)	Twenty-five percent of the shares underlying this option vested on September 23, 2012 and approximately 2% vested monthly thereafter.

(5)	Of the 701,262 restricted shares, 116,877 vested on August 2, 2014 and approximately 17% vests on each annual anniversary of that date thereafter.

(6)	Twenty-five percent of the shares underlying this option vested on June 13, 2013 and approximately 2% vests monthly thereafter.

(7)	Twenty-five percent of the shares underlying this option vested on June 28, 2014 and approximately 2% vests monthly thereafter.

(8)	Twenty-five percent of the shares underlying this option vests on July 24, 2016 and approximately 2% vests monthly thereafter.

(9)	Twenty-five percent of the shares underlying this option vested on August 1, 2015 and approximately 2% vests monthly thereafter.

(10)	Twenty-five percent of the shares underlying this option vests on July 24, 2016 and approximately 2% vests monthly thereafter.

Employment, Severance and Change of Control Agreements
Darryl Rawlings

We entered into an employment agreement with Mr. Rawlings, our Chief Executive Officer, on June 30, 2006, which was amended and restated on April 20, 2007. Pursuant to the amended and restated employment agreement, Mr. Rawlings is entitled to an initial base salary and annual bonus based on the achievement of objectives determined by our compensation committee. If we terminate Mr. Rawlings’ employment without “cause,” he is entitled to receive continued payment of his base salary for a period equal to the lesser of six months or through the end of the current term of his employment agreement, in addition to standard entitlements such as earned but unpaid wages, including any bonus he is otherwise entitled to, reimbursement for unpaid expenses incurred and payment of other vested benefits.

If, on or within nine months of a “change of control,” we or our successor in interest terminate Mr. Rawlings’ employment without “cause” or Mr. Rawlings voluntarily resigns for “good reason,” he is entitled to receive accelerated vesting of 100% of his then-unvested interests in all of our equity securities.

Under Mr. Rawlings’ amended and restated employment agreement, “cause” means his (i) conviction of an offence that is related to his employment; (ii) commission of a fraudulent, illegal or dishonest act in respect of us or any of our affiliates or subsidiaries; (iii) willful misconduct or gross negligence that reasonably could be expected to be injurious (in our reasonable discretion) to our business, operations or reputation or to any of our affiliates or subsidiaries (monetarily or otherwise); (iv) violation of our policies or procedures in effect from time to time; provided, however, to the extent that such violation is subject to cure, Mr. Rawlings shall have an opportunity to cure such violation within ten days following written notice of such violation; (v) after a written warning and a 10-day opportunity to cure non-performance, failure to perform his duties as assigned to him from time to time; or (vi) other material breach of his amended and restated employment agreement.

Under Mr. Rawlings’ restricted stock agreement, “change of control” means (i) our dissolution or liquidation; (ii) the sale or exclusive license of all or substantially all of our assets to a person that is not an affiliate; (iii) a merger, reorganization or consolidation in which each outstanding share of our capital stock is converted into or exchanged for a different kind of security of the successor entity and the holders of our outstanding voting power immediately prior to such conversion or exchange do not own a majority of the outstanding voting power of the successor entity immediately upon completion of such conversion or exchange; or (iv) the sale of all or substantially all of our outstanding capital stock to a person that is not an affiliate.

Under Mr. Rawlings’ restricted stock agreement, “good reason” means failure to pay any amounts owed to Mr. Rawlings within ten days of written demand therefor.

Michael Banks

We entered into an employment agreement with Mr. Banks, our Chief Financial Officer, on June 13, 2012. Pursuant to the employment agreement, Mr. Banks is entitled to an initial base salary and annual bonus based on the achievement of objectives determined by our compensation committee. If we terminate Mr. Banks’ employment without “cause,” he is entitled to receive a severance payment equivalent to two months of his base salary, in addition to standard entitlements, such as earned but unpaid wages, including any bonus he is otherwise entitled to, reimbursement for unpaid expenses incurred and payment of other vested benefits.

If, on or within 12 months of a “change of control,” we or our successor in interest terminate Mr. Banks’ employment without cause, he is entitled to receive a severance payment equivalent to one year of his then-current base salary.

Under Mr. Banks’ employment agreement, “cause” means (i) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of Mr. Banks with respect to his obligations or otherwise relating to our business; (ii) any acts or conduct by Mr. Banks that are materially adverse to our interests; (iii) Mr. Banks’ material breach of his employment agreement; (iv) Mr. Banks’ breach of our confidential information, inventions, nonsolicitation and noncompetition agreement; (v) Mr. Banks’ conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude or that otherwise negatively impacts his ability to effectively perform his duties under his employment agreement; (vi) Mr. Banks’ willful neglect of duties as determined in the sole and exclusive discretion of our Board of Directors; (vii) Mr. Banks’ inability to perform the essential functions of his position, with or without reasonable accommodation, due to a mental or physical disability; (viii) Mr. Banks’ death; or (ix) Mr. Banks’ failure to relocate his primary residence to Seattle, Washington within three months of the effective date of his employment agreement.

Under Mr. Banks’ employment agreement, “change of control” means (i) any person, other than a trustee or other fiduciary holding our securities under one of our employee benefit plans, becoming the beneficial owner, directly or indirectly, of our securities representing more than 50% of (A) our outstanding shares of common stock or (B) the combined voting power of our then-outstanding securities; (ii) the sale or disposition of all or substantially all of our assets (or any transaction having similar effect); (iii) us becoming party to a merger or consolidation that results in the holders of our voting securities outstanding immediately prior to such merger or consolidation failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of our voting securities or such surviving entity outstanding immediately after such merger or consolidation; or (iv) our dissolution or liquidation.

Timothy Graff

We entered into an offer letter agreement with Mr. Graff, President of American Pet Insurance Company, on July 6, 2014, which was amended on March 5, 2015. The offer letter has no specific term and constitutes an at-will employment arrangement. The offer letter provides for an initial base salary and annual bonus based on the achievement of objectives determined by our compensation committee. The offer letter does not provide for any change-of-control or severance payments.

Employee Benefits and Incentive Plans
2007 Equity Compensation Plan

Our Board of Directors and stockholders adopted our 2007 Equity Compensation Plan (2007 Plan) in December 2008. The 2007 Plan provides for the grant of both incentive stock options, which qualify for favorable tax treatment to their recipients under Section 422 of the Internal Revenue Code of 1986, as amended (Code), and nonstatutory stock options, as well as for the issuance of shares of restricted stock and stock bonuses and the award of restricted stock units. We may grant incentive stock options only to our employees. We may grant nonstatutory stock options, restricted stock, stock bonuses and restricted stock units to our employees, directors and consultants. The exercise price of each stock option must be at least equal to the fair market value of our common stock on the date of grant. The exercise price of incentive stock options granted to stockholders who, at the time of grant, own stock representing more than 10% of the voting power of all classes of our stock, must be at least equal to 110% of the fair market value of our common stock on the date of grant. The maximum permitted term of options granted under our 2007 Plan is ten years, except that the maximum permitted term of incentive stock options granted to stockholders who, at the time of grant, own stock representing more than 10% of the voting power of all classes of our stock, is five years. In the event of our merger or consolidation, the 2007 Plan provides that, unless the applicable award agreement provides otherwise, if awards are not assumed or substituted in connection with the merger or consolidation, then the vesting and exercisability of such awards will accelerate in full, followed by termination of any unexercised awards.

We ceased issuing awards under the 2007 Plan upon the implementation of our 2014 Equity Incentive Plan (2014 Plan). As a result, we will not grant any additional options under the 2007 Plan, and the 2007 Plan terminated. The outstanding options and restricted stock granted under the 2007 Plan, however, remain outstanding, subject to the terms of the 2007 Plan and stock option and restricted stock agreements, until such outstanding options are exercised or shares of restricted stock are vested or until the awards terminate or expire by their terms. Options and restricted stock granted under the 2007 Plan have similar terms to those described above with respect to such awards to be granted under our 2014 Plan.

2014 Equity Incentive Plan

Our Board of Directors adopted our 2014 Plan in June 2014, it became effective July 17, 2014 and serves as the successor to our 2007 Plan. We initially reserved 2,000,000 shares of our common stock to be issued under our 2014 Plan. The number of shares reserved for issuance under our 2014 Plan increased automatically on January 1, 2016 and will increase automatically for each of the calendar years 2017 through 2024 by the number of shares equal to 4% of the total outstanding shares of our common stock as of the immediately preceding December 31 of such year. Our Board of Directors or compensation committee may, however, reduce the amount of the increase in any particular year. In addition, the following shares are available for grant and issuance under our 2014 Plan:

•	shares subject to options or stock appreciation rights (SARs) granted under our 2014 Plan that ceased to be subject to the option or SAR for any reason other than exercise of the option or SAR;

•	shares subject to awards granted under our 2014 Plan that were subsequently forfeited or repurchased by us at the original issue price;

•	shares subject to awards granted under our 2014 Plan that otherwise terminated without shares being issued;

•	shares surrendered, canceled, or exchanged for cash or the same type of award or a different award (or combination thereof);

•	shares reserved but not issued or subject to outstanding awards under our 2007 Plan on July 17, 2014;

•
shares issuable upon the exercise of options or subject to other awards under our 2007 Plan prior to July 17, 2014 that ceased to be subject to such options or other awards by forfeiture or otherwise after July 17, 2014;

•	shares issued under our 2007 Plan that were forfeited or repurchased by us after July 17, 2014; and

•	shares subject to awards under our 2007 Plan that were used to pay the exercise price of an option or withheld to satisfy the tax withholding obligations related to any award.
Our 2014 Plan authorizes the award of stock options, restricted stock awards (RSAs), SARs, restricted stock units (RSUs), performance awards and stock bonuses. No person will be eligible to receive more than 1,000,000 shares in any calendar year under our 2014 Plan other than a new employee, who will be eligible to receive no more than 2,000,000 shares under the 2014 Plan in the calendar year in which the employee commences employment. Additionally, no participant may be granted in a calendar year a performance cash award having a maximum value in excess of $5.0 million under our 2014 Plan. Such limitations are designed to help ensure that any deductions to which we would otherwise be entitled with respect to such awards will not be subject to the $1.0 million limitation on the income tax deductibility of compensation paid per covered executive officer imposed by Section 162(m) of the Code.
Our 2014 Plan permits the grant of performance-based stock and cash awards that may qualify as performance-based compensation that is not subject to the $1.0 million limitation on the income tax deductibility of compensation paid per covered executive officer imposed by Section 162(m) of the Code. To help ensure that the compensation attributable to performance-based awards will so qualify, our compensation committee can structure such awards so that the stock or cash will be issued or paid pursuant to such award only following the achievement of specified pre-established performance goals during a designated performance period.
Our 2014 Plan is administered by our compensation committee, all of the members of which are outside directors as defined under applicable federal tax laws, or by our Board of Directors acting in place of our compensation committee. Our compensation committee has the authority to construe and interpret our 2014 Plan, grant awards and make all other determinations necessary or advisable for the administration of our 2014 Plan.

Our 2014 Plan provides for the grant of awards to our employees, directors, consultants, independent contractors and advisors, provided the employees, directors, consultants, independent contractors and advisors are natural persons that render services not in connection with the offer and sale of securities in a capital-raising transaction. The exercise price of stock options must be at least equal to the fair market value of our common stock on the date of grant.

In general, options granted to employees under our 2014 Plan vest over a four-year period. Options may vest based on time or achievement of performance conditions. Our compensation committee may provide for options to be exercised only as they vest or to be immediately exercisable with any shares issued on exercise being subject to our right of repurchase that lapses as the shares vest. The maximum term of options granted under our 2014 Plan is ten years.

An RSA is an offer by us to sell shares of our common stock subject to restrictions, which may vest based on time or achievement of performance conditions. The price (if any) of an RSA will be determined by the compensation committee. Unless otherwise determined by the compensation committee at the time of award, vesting will cease on the date the participant no longer provides services to us and unvested shares will be forfeited to or repurchased by us.

SARs provide for a payment, or payments, in cash or shares of our common stock, to the holder based on the difference between the fair market value of our common stock on the date of exercise and the stated exercise price, up to a maximum amount of cash or number of shares. SARs may vest based on time or the achievement of performance conditions.

RSUs represent the right to receive shares of our common stock at a specified date in the future, subject to forfeiture of that right because of termination of employment or failure to achieve the performance conditions. If an RSU has not been forfeited, then on the date specified in the RSU agreement, we will deliver to the holder of the RSU whole shares of our common stock (which may be subject to additional restrictions), cash or a combination of our common stock and cash.

Performance shares are performance awards that cover a number of shares of our common stock that may be settled upon achievement of the pre-established performance conditions in cash or by issuing the underlying shares. These awards are subject to forfeiture prior to settlement because of termination of employment or failure to achieve the performance conditions.

Stock bonuses may be granted as additional compensation for service or performance and, therefore, may not be issued in exchange for cash.

Subject to the terms of our 2014 Plan, the administrator has the authority to re-price any outstanding option or SAR, cancel and re-grant any outstanding option or SAR in exchange for new stock awards, cash or other consideration, or take any other action that is treated as a re-pricing under generally accepted accounting principles, with the consent of any adversely affected participant.
In the event there is a specified type of change in our capital structure without receipt of consideration, such as a stock split, appropriate adjustments will be made to the number of shares reserved under our 2014 Plan, the maximum number of shares that can be granted in a calendar year, and the number of shares and exercise price, if applicable, of all outstanding awards under our 2014 Plan.

Awards granted under our 2014 Plan may not be transferred in any manner other than by will or by the laws of descent and distribution or as determined by our compensation committee. Unless otherwise permitted by our compensation committee, stock options may be exercised during the lifetime of the optionee only by the optionee or the optionee’s guardian or legal representative. Options granted under our 2014 Plan generally may be exercised for a period of three months after the termination of the optionee’s service to us, for a period of 12 months in the case of death or disability, or such shorter or longer period as our compensation committee may provide. Options generally terminate immediately upon termination of employment for cause.

If we are party to a merger or consolidation, outstanding awards, including any vesting provisions, may be assumed, substituted or replaced by the successor company. Outstanding awards that are not assumed, substituted or replaced will accelerate in full and expire upon the merger or consolidation.

Our 2014 Plan will terminate ten years from the date our Board of Directors approved the plan, or July 16, 2024, unless it is terminated earlier by our Board of Directors. Our Board of Directors may amend or terminate our 2014 Plan at any time. If our Board of Directors amends our 2014 Plan, it does not need to ask for stockholder approval of the amendment unless required by applicable law.

2014 Employee Stock Purchase Plan

Our Board of Directors adopted a 2014 Employee Stock Purchase Plan (2014 ESPP) in order to enable eligible employees to purchase shares of our common stock at a discount. The 2014 ESPP is not currently in use. If and when we elect to implement the 2014 ESPP, purchases would be accomplished through participation in discrete offering periods. Our 2014 ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Code. We initially reserved 2,000,000 shares of our common stock for issuance under our 2014 ESPP. The number of shares reserved for issuance under our 2014 ESPP increased automatically on January 1, 2016 and will increase automatically on January 1 of each of the first nine calendar years following the first offering date by the number of shares equal to the greater of 1% of the total outstanding shares of our common stock as of the immediately preceding December 31 of such year (rounded to the nearest whole share). Our Board of Directors or compensation committee may, however, reduce the amount of the increase in any particular year. The aggregate number of shares issued over the term of our 2014 ESPP will not exceed 20,000,000 shares of our common stock.

Our compensation committee administers our 2014 ESPP. If and when we elect to implement the 2014 ESPP, our U.S. employees generally would be eligible to participate in our 2014 ESPP if they are employed by us for more than 20 hours per week and more than five months in a calendar year. Employees who are 5% stockholders, or would become 5% stockholders as a result of their participation in our 2014 ESPP, are ineligible to participate in our 2014 ESPP. We may impose additional restrictions on eligibility. We will also have the right to amend or terminate our 2014 ESPP at any time. Our 2014 ESPP will terminate on the 10th anniversary of the last day of the first purchase period, unless earlier terminated by our Board of Directors or compensation committee.

When the initial purchase period commences, our employees who meet the eligibility requirements for participation in that purchase period will automatically be granted a nontransferable option to purchase shares in that purchase period. For subsequent purchase periods, new participants will be required to enroll in a timely manner. Once an employee is enrolled, participation will be automatic in subsequent purchase periods. An employee’s participation automatically ends upon termination of employment for any reason.

401(k) Plan

We sponsor a retirement plan intended to qualify for favorable tax treatment under Section 401(k) of the Code. Eligible employees may make pre-tax contributions to the plan from their eligible earnings up to the statutorily prescribed annual limit on pre-tax contributions under the Code. Participants who are 50 years of age or older may contribute additional amounts based on the statutory limits for catch-up contributions. Pre-tax contributions by participants to the plan and the income earned on those contributions are generally not taxable to participants until withdrawn. Participant contributions are held in trust as required by law. No minimum benefit is provided under the plan.

EQUITY COMPENSATION PLAN INFORMATION
The following table presents information as of December 31, 2015 with respect to compensation plans under which shares of our common stock may be issued.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(#)	Weighted-average exercise price of outstanding options, warrants and rights($)	Number of securities remaining available for future issuance under equity compensation plans (#)
Equity compensation plans approved by security holders(1)	5,746,824	3.71(2)	5,353,070 (3)
Equity compensation plans not approved by security holders	—	—	—
Total	5,746,824	—	5,353,070

(1)	Excludes purchase rights accruing under our 2014 ESPP and includes 467,508 shares of restricted stock and 4,876 shares of restricted stock units.

(2)	The weighted average exercise price relates solely to outstanding stock option shares since shares of restricted stock and restricted stock units have no exercise price.

(3)
Includes 2,284,519 shares of common stock that remain available for purchase under the 2014 ESPP and 3,068,551 shares of common stock that remain available for purchase under our 2014 Plan. Additionally, our 2014 Plan provides for automatic increases in the number of shares available for issuance under it on January 1 of each four calendar years during the term of the 2014 Plan by the lesser of 4% of the number of shares of common stock issued and outstanding on each December 31 immediately prior to the date of increase or the number determined by our Board of Directors. Similarly, on January 1 of each calendar year, the aggregate number of shares of our common stock reserved for issuance under our 2014 ESPP increases automatically by the number of shares equal to the lesser of 1% of the total number of outstanding shares of our common stock on the immediately preceding December 31 or the number determined by our Board of Directors and may never exceed 20,000,000 shares.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Other than as disclosed below, from January 1, 2015 to the present, there have been no transactions, and there are currently no proposed transactions, in which the amount involved exceeds $120,000 to which we or any of our subsidiaries was (or is to be) a party and in which any director, director nominee, executive officer, holder of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals, had (or will have) a direct or indirect material interest, except for payments set forth under “Proposal One” and “Executive Compensation” above.

Consulting Arrangements
David Rawlings, the father of our Chief Executive Officer, has provided services to us as an independent contractor through his role as one of our Territory Partners. For the year ended December 31, 2015, we paid David Rawlings approximately $292,523 in fees for his services as a Territory Partner and in substantially the same manner as we compensate other Territory Partners.

David Rawlings, Jr., the brother of our Chief Executive Officer, has provided services to us as an independent contractor through his role as one of our Territory Partners. For the year ended December 31, 2015, we paid David Rawlings, Jr. approximately $13,288 in fees for his services as a Territory Partner and in substantially the same manner as we compensate other Territory Partners.

In May 2014, we entered into a consulting agreement with Howard Rubin, our former Chief Operating Officer and a current member of our Board of Directors. Pursuant to the consulting agreement, Mr. Rubin agreed to provide services to us, which include his attendance on our behalf at animal health industry events. From May 1, 2014 through July 1, 2015, Mr. Rubin was paid a monthly fee of $28,500 for up to 100 aggregate days spent consulting. From July 1, 2015 through July 1, 2017, Mr. Rubin is entitled to receive $5,000 per day spent consulting, but will not be compensated for fewer than 40 days spent consulting during this period. On January 1, 2016, the consulting agreement was amended to provide Mr. Rubin with a monthly fee of $10,000 in the months of January through March and July through December of 2016, during which no fewer than 20 project consulting days must be delivered.

Review, approval or ratification of transactions with related parties
We have adopted a written related-person transactions policy that provides that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of our common stock, and any members of the immediate family of the foregoing persons, are not permitted to enter into a material related-person transaction with us without the review and approval of our audit committee, or a committee composed solely of independent directors in the event it is inappropriate for our audit committee to review such transaction due to a conflict of interest. The policy provides that any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of our common stock or with any of their immediate family members or affiliates, in which the amount involved exceeds $120,000 will be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, we expect that our audit committee will consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

ADDITIONAL INFORMATION
Stockholder Proposals to be presented at Next Annual Meeting
Requirements for Stockholder Proposals to be Brought Before an Annual Meeting. Our bylaws provide that for stockholder nominations to our Board of Directors or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to the Corporate Secretary at Trupanion, Inc., 907 NW Ballard Way, Seattle, Washington 98107.

To be timely for our company’s 2017 Annual Meeting of Stockholders, a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at our principal executive offices not earlier than the close of business on February 15, 2017 and not later than the close of business on March 17, 2017. A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by applicable law and our bylaws. In no event will the public announcement of an adjournment or a postponement of our annual meeting commence a new time period for the giving of a stockholder’s notice as provided above.

Requirements for Stockholder Proposals to be Considered for Inclusion in our Proxy Materials. Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at our 2017 annual meeting must be received by us not later than December 22, 2016 in order to be considered for inclusion in our proxy materials for that meeting. A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by applicable law and our bylaws.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16 of the Exchange Act requires our directors, executive officers and any persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms that they file. Based solely on our review of the copies of such forms furnished to us and written representations from the directors and executive officers, we believe that all Section 16(a) filing requirements were timely met in 2015, except with respect to one late Form 4 filing covering one transaction by Ian Moffat, an executive officer of the Company, and one late Form 4 filing covering one transaction by Peter Beaumont, a former member of our Board of Directors. In addition, amendments were filed to report inadvertent omissions of a transaction on certain, originally filed Section 16(a) forms, which included: 1) an amended Form 4 filing by Robin Ferracone, a member of our Board of Directors, to include one additional transaction, 2) an amended Form 3 filing by Alison Andrew, our former Chief Marketing Officer of the Company, to include one additional transaction, and 3) an amended Form 3 filing by Peter Beaumont, a former member of our Board of Directors, to include one additional transaction.

Available Information
We will mail without charge, upon written request, a copy of our annual report on Form 10-K for the year ended December 31, 2015, including the financial statements and list of exhibits, and any exhibit specifically requested. Requests should be sent to:

Trupanion, Inc.
907 NW Ballard Way
Seattle, Washington 98107
Attn: Investor Relations

The annual report on Form 10-K is also available at investors.trupanion.com.

“Householding” — Stockholders Sharing the Same Address
The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report on Form 10-K and proxy materials, including the Notice of Internet Availability, unless the affected stockholder has provided other instructions. This procedure reduces printing costs and postage fees, and helps protect the environment as well.

We expect that a number of brokers with account holders who are our stockholders will be “householding” our annual report on Form 10-K and proxy materials, including the Notice of Internet Availability. A single Notice of Internet Availability and, if applicable, a single set of our annual report on Form 10-K and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting their broker.

Upon written or oral request, we will undertake to promptly deliver a separate copy of the Notice of Internet Availability and, if applicable, annual report on Form 10-K and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability and, if applicable, annual report on Form 10-K and other proxy materials, you may contact our Investor Relations team by mail at 907 NW Ballard Way, Seattle, Washington 98107, Attn: Investor Relations, by phone at (310) 829-5400 or by email at investorrelations@trupanion.com.

Any stockholders who share the same address and currently receive multiple copies of our Notice of Internet Availability or annual report on Form 10-K and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about “householding” or our Investor Relations department using the contact information in the preceding paragraph.

OTHER MATTERS
Our Board of Directors does not presently intend to bring any other business before the meeting and, so far as is known to the Board of Directors, no matters are to be brought before the meeting except as specified in the notice of the meeting. As to any business that may arise and properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

Appendix A

CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
TRUPANION, INC.

Trupanion, Inc. (the “Company”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:
1.Article IV, Section 1 of the Company’s current Restated Certificate of Incorporation (the “Current Certificate”) is hereby amended and restated in its entirety to read as follows:

“1.    Total Authorized. The total number of shares of all classes of stock that the Corporation has authority to issue is One Hundred and Ten Million (110,000,000) shares, consisting of two classes: One Hundred Million (100,000,000) shares of Common Stock, $0.00001 par value per share (“Common Stock”), and Ten Million (10,000,000) shares of Preferred Stock, $0.00001 par value per share (“Preferred Stock”).”

2.The foregoing amendment to the Current Certificate has been duly approved by the Company’s Board of Directors in accordance with Sections 141 and 242 of the DGCL.

3.The foregoing amendment to Current Certificate has been duly approved by the Company’s stockholders in accordance with Section 242 of the DGCL.

4.This Certificate of Amendment shall be effective upon filing with the Delaware Secretary of State.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed by its duly authorized officer this ___ day of _______, 2016 and the foregoing facts stated herein are true and correct.
TRUPANION, INC.

By:    _________________________________
Name:    Darryl Rawlings
Title:    President and Chief Executive Officer

trupanion®

Medical insurance for your pet.

*TRUPANION, INC.*
*907 NW BALLARD WAY*
*SEATTLE, WA 98107*

**VOTE BY INTERNET**
*Before The Meeting* - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

*During The Meeting* - Go to **www.virtualshareholdermeeting.com/TRUP**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E09053-P77164 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

TRUPANION, INC.

**The Board of Directors recommends you vote FOR the following:**

| | For All | Withhold All | For All Except |
|---|---|---|---|
| 1. Election of Directors | ☐ | ☐ | ☐ |

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

______________________

**Nominees:**

01) Chad Cohen
02) Michael Doak
03) Darryl Rawlings

**The Board of Directors recommends you vote FOR proposals 2 and 3.**

| | For | Against | Abstain |
|---|---|---|---|
| 2. To ratify the selection of Ernst & Young LLP as Trupanion, Inc.'s independent registered public accounting firm for the fiscal year ending December 31, 2016. | ☐ | ☐ | ☐ |
| 3. To approve the amendment to Trupanion, Inc.'s Restated Certificate of Incorporation to reduce the number of Trupanion, Inc.'s authorized shares of common stock from 200,000,000 to 100,000,000. | ☐ | ☐ | ☐ |

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

E09054-P77164

**TRUPANION, INC.**
**Annual Meeting of Stockholders**
**May 31, 2016 10:00 AM**
**This proxy is solicited by the Board of Directors**

The stockholder(s) hereby appoint(s) Asher Bearman and Darryl Rawlings, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of TRUPANION, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, PDT on May 31, 2016, via a completely virtual webcast (www.virtualshareholdermeeting.com/TRUP), and any adjournment or postponement thereof.

**This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.**

**Continued and to be signed on reverse side**